ASSET PURCHASE AGREEMENT

Dated September 12, 2013

between

PICTURE ASSASSIN, LLC

EACH MEMBER OF PICTURE ASSASSIN, LLC

and

BLUE CALYPSO, INC.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 12th day of September, 2013 (the “Effective Date”) between

PICTURE ASSASSIN, LLC., a limited liability company organized and existing under the laws of the State of Texas, and having its principal place of business at 2544 Elm Street, Dallas, Texas 75226 (“Seller”);

Each member of Seller identified on the signature pages hereto (each such person a “Member”)

and

BLUE CALYPSO, INC., a corporation organized and existing under the laws of the State of Delaware, and having its principal place of business at 19111 North Dallas Parkway, Suite 200, Dallas, Texas 75287 (“Buyer”)

(Seller and Buyer, each, a “Party” and collectively, the “Parties”).

BACKGROUND

A.

Seller is engaged in the business of the development of software, applications and other computer programming means (the “Business”) and owns certain assets including but not limited to intellectual property, trademarks and know how used in connection with the Business (as described more fully in this Agreement).

B.

Buyer desires to purchase from Seller and Seller desires to sell to Buyer, the assets owned by the Seller and those other assets incident to the operations of the Business, including but not limited to the software code for the Picture Assassin products developed by Seller and certain licensees of Seller currently existing and under development as described on Exhibit B hereto (the “Picture Assassin Products”) all pursuant to the more specific terms and conditions set forth in this Asset Purchase Agreement.

C.

The Parties wish to set forth their mutual agreement in respect of the terms of the transactions contemplated in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Background, which is deemed to be incorporated into and made a part of this Agreement as if set forth at length herein, the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party to the other, the Parties, intending to be legally bound hereby, covenant and agree as follows:

1.

Purchase and Sale of Assets.

(a)

Assets Sold.  Upon and subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, at the Closing (as defined below in this Agreement), and Buyer shall purchase and acquire from Seller (the “Transaction”), all right, title and interest of Seller at and as of the Closing Date (as defined below in this Agreement) in and to all of the assets, properties and rights (contractual or otherwise) associated with, used in connection with and necessary for the operation of the Business (other than those assets, properties, rights, contractual or otherwise, specifically excluded in this Paragraph 1(b) below) (collectively, the “Assets”), free and clear of all claims, liens, encumbrances, restrictions, security interests and mortgages of any kind whatsoever (collectively, “Encumbrances”).  The Assets shall include, but not be limited to, the following:

(i)

Customer and Product Information.  All of Seller’s customer data bases, customer lists, vendor data, files, marketing, artwork, and promotional materials relating to the Business, Intellectual Property (as defined below) records, operations manuals, product specifications, installation instructions and technical bulletins and other papers of any kind pertaining to the Business and photocopies of Seller’s accounting records, accounts receivable and payable ledgers and related items;

(ii)

Proprietary Interests.  To the extent assignable, all of Seller’s right, title and interest in and to its service contracts, telephone number(s), facsimile number(s), any website and e-mail addresses and URLs (Universal Resource Locators), customer lists and accounts, goodwill and any other assets used in the Business;

(iii)

Intangibles.  All of Seller’s right, title and interest in and to inventions, trade secrets, processes, proprietary rights and knowledge, proprietary know-how, computer software, trademarks, names and trade names, service marks, copyrights, marks, symbols, logos and franchises related to the Business; and all applications for, registrations of and licenses, sublicenses or agreements in respect of the foregoing, which Seller owns or has the right to use or to which Seller is a party and, to the extent assignable, all filings, registrations or issuances of any of the foregoing with or by any federal, state or local regulatory, administrative or governmental office or offices (collectively the “Proprietary Rights”); and

(iv)

Intellectual Property.  All Intellectual Property, which, for the purposes of this Agreement, shall mean all intellectual property rights of the Seller and its Affiliates relating to the Business, including (a) all inventions, discoveries and ideas, whether patentable or not in any jurisdiction, patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (b) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification of or renewal of any such registration or application; (c) computer software (including specifications and designs, source and object code, database schema, data, and related documentation); (d) non-public information, trade secrets, know-how (including, without limitation, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications) and Confidential Information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (e) writings or other works, whether copyrightable or not in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (f) any similar intellectual property rights, and (g) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

(b)

Excluded Assets.  The sale of the Assets under this Agreement shall not include:  (i) any of Seller’s cash on hand or on deposit or in financial institutions as of the Closing Date, except for the customer deposits referred to above, if any, (ii) any accounts receivable invoiced to Seller’s customers prior to the Closing Date, (iii) investments, credits due from suppliers prior to Closing, prepaid taxes, tax refunds or rebates, insurance premium refunds, (iv) any computers, machinery, furniture, fixtures and other tangible personal property, (v) any benefits or claims in respect to any pension or profit sharing plan maintained by Seller, (vi) all medical, hospital, property/casualty, disability and life insurance benefits or claims, if any, accruing to Seller or any employee of Seller, (vii) any life insurance policies owned by Seller, (viii) Seller’s certificates/articles of formation, company seal, minute books, membership interest books and other company and financial records of Seller, including Seller’s original accounts receivable and accounts payable ledgers, (collectively the “Excluded Assets”).

(c)

No Assumption of Liabilities.  The Parties acknowledge and agree that this is strictly an asset sale and that Seller shall not assign to Buyer and Buyer shall not assume or be responsible for any of Seller’s obligations or liabilities whatsoever, including, but not limited to, any accounts payable of Seller.

2.

Purchase Price.  Upon the terms and subject to the conditions contained in this Agreement and subject to any adjustments mutually agreed upon by the Parties, in consideration of the sale of the Assets and other rights acquired under this Agreement, Buyer shall pay to Seller the aggregate sum of One Hundred Fifty Thousand and 00/100 Dollars (collectively the “Purchase Price”).

(a)

Payment of Purchase Price.  The Purchase Price shall be paid by Buyer to Seller by issuance within five (5) business days of the Closing that number of shares common stock of Buyer having a value equal to the Purchase Price divided by the volume weighted average price of the Buyer’s common stock for the thirty (30) days prior to the Closing (the “Shares”).

3.

Allocation of Purchase Price.  Buyer and Seller hereby agree that the Purchase Price for the Assets to be sold under this Agreement (and the covenants set forth in Paragraph 10 below) shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on Schedule 3.  Buyer and Seller shall file all federal, state and local tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth on Schedule 3.

4.

Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that:

(a)

Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)

Authorization; No Conflicts.  Buyer has all requisite power and authority to (i) enter into this Agreement; (ii) enter into those agreements and documents required to be executed and delivered by Buyer in connection with the Transaction (collectively, “Buyer’s Closing Documents”); (iii) perform its obligations under this Agreement; and (iv) consummate the Transaction.  On the Closing Date, this Agreement and Buyer’s Closing Documents will be, duly and validly executed and delivered by Buyer and constitutes or will constitute, as the case may be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  The execution, delivery and performance of this Agreement and Buyer’s Closing Documents and the consummation by Buyer of the Transaction, will not, with or without the giving of notice or the lapse of time, or both, conflict with any applicable federal, state or local law, rule, regulation, writ, judgment, decree or order to which Buyer is subject, nor will it conflict with or violate any term, provision or covenant of any organizational document, indenture, contract, agreement or instrument to which Buyer is subject, or by which Buyer is bound, nor will it result in or constitute a breach or default on the part of Buyer under, any such organizational document, indenture, contract, agreement or instrument.

(c)

Litigation.  There is no action, suit, or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of Buyer, threatened against or affecting Buyer, which might have a material adverse effect on Buyer’s ability to perform any of its obligations under this Agreement and Buyer’s Closing Documents or to consummate the Transaction.

(d)

Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated herby have been conducted without the interventions of any person or entity acting on behalf of Buyer in such a manner as to give rise to any valid claim against Buyer for any broker’s or finder’s commission, fee or similar compensation.

5.

Representations and Warranties of Seller.  Seller and each Member, jointly and severally, represent and warrant to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Section 5 are true and correct as of the date of this Agreement, notably simultaneously sign and close, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 5 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  For purposes of this Section 5, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Members, as well as any other knowledge which such Members would have possessed had they made reasonable inquiry of appropriate employees and agents of Seller with respect to the matter in question.

(a)

Organization.  Seller is a limited liability duly organized, validly existing and in corporate and tax good standing under the laws of the State of Texas.  Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 5.1(a) of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of Seller's businesses requires such qualification.  Seller has all requisite limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Seller has furnished to Buyer complete and accurate copies of its Certificate of Formation and Operating Agreement.  Seller is not in default under or in violation of any provision of its Certificate of Formation or Operating Agreement.

(b)

Capitalization.  Section 5.1(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all of the Members of Seller, indicating the number and class or series of membership units of Seller held by each Member, (ii) all outstanding options, warrants or other instruments giving any party the right to acquire any of the membership units of Seller, indicating (A) the holder thereof, (B) the number and class or series of membership units of Seller subject thereto, (C) the exercise price, date of grant, vesting schedule and expiration date for each such option, warrant or other instrument.  There are no outstanding agreements or commitments to which Seller is a party or which are binding upon Seller providing for the redemption of any of its membership units.

(c)

Authorization; No Conflicts.  Seller has all requisite limited liability company power and authority to (i) own and use the Assets and to carry on the Business as it is now conducted; (ii) enter into this Agreement; (iii) enter into those agreements and documents required to be executed and delivered by Seller in connection with the Transaction (collectively, “Seller’s Closing Documents” and together with Buyer’s Closing Documents, the “Closing Documents”); (iv) perform its obligations under this Agreement; and (v) consummate the Transaction, including the execution, delivery and performance of this Agreement, the Bill of Sale (as defined below), and other documents and instruments to be delivered in accordance with this Agreement.  This Agreement has been, and on the Closing Date, Seller’s Closing Documents will be, duly and validly executed and delivered by Seller and constitute or will constitute, as the case may be, the valid and binding obligations of Seller enforceable against it in accordance with their respective terms.  Neither the execution nor performance of this Agreement will violate any indenture, contract or other agreement to which Seller is a party, or by which Seller is bound, or will be in conflict with, or result in or constitute a breach or default on the part of Seller under, any such indenture, contract or other agreement, or result in the creation of a lien, charge or encumbrance on any of the Assets to be sold under this Agreement.

(d)

Ownership and Condition of Assets.  Seller is the true and lawful owner, and has good title to, all of the Assets, free and clear of all Encumbrances.  At Closing, Buyer will become the true and lawful owner of, and will receive good title to, the Assets, free and clear of all Encumbrances.

(e)

Financial Information.  Any and all financial information which has been furnished to Buyer by Seller is true, correct and complete as of the date information was provided to Buyer and fairly represents in all material respects the financial condition of the

Business, and Seller has provided Buyer and its accountants complete access to all the books and records of the Business.  Since the date of the financial information provided to Buyer by Seller, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a material adverse effect on the Business.

(f)

Disclosure.  No representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  Seller has disclosed to Buyer all material information relating to the business of Seller or the transactions contemplated by this Agreement.

(g)

Tax Matters.

(i)

Seller has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  Seller has paid on a timely basis all Taxes that were due and payable.  The unpaid Taxes of Seller for tax periods through the Closing do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial information provided.  Seller has no actual or potential liability for any Tax obligation of any taxpayer other than Seller.  All Taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(ii)

Seller will deliver by October 31, 2013 to Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller since inception, if any.  No examination or audit of any Tax Return of Seller by any Governmental Entity is currently in progress or, to the knowledge of Seller, threatened or contemplated.  Seller has not been informed by any jurisdiction that the jurisdiction believes that Seller was required to file any Tax Return that was not filed.  Seller has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(iii)

Neither Seller nor any Subsidiary:  (A) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (B) has any actual or potential liability for any Taxes of any person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise; or (C) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(iv)

None of the assets of Seller:  (A) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (B) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(v)

Seller has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

For the purposes of this Agreement, “Governmental Authority” shall mean any:

(a)

nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)

federal, state, local, municipal, foreign or other government;

(c)

governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(d)

multi-national organization or body; and/or

(e)

body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

For the purposes of this Agreement, “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

For the purposes of this Agreement, “Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(h)

Litigation.  There is no material claim, action, suit, proceeding, judgment, order, appeal, investigation or decree (including actions for property damages, personal injury, any business practice, breach or wrongful termination of any agreements of Seller or wrongful conduct in the performance of services) involving or relating to, or, to Seller’s knowledge, threatened against Seller, or to which Seller is a party, by any person, firm, corporation or association, or by or before any public body, agency, or authority.

(i)

Absence of Undisclosed Liabilities.  Seller does not have, and as of the Closing Date, Seller will not have, any known material debts, liabilities, commitments or obligations of any nature, whether secured or unsecured, absolute, accrued, fixed or contingent, and whether due or to become due, of a kind required by generally accepted accounting principles (“GAAP”) to be set forth in a financial statement or in the note thereto (collectively the “Liabilities”), other than those which are disclosed in Seller’s most recent Federal income tax returns filed by Seller or any other financial statements of Seller and other than trade debt incurred in the ordinary course of business.

(j)

Insurance.  Section 5.1(j) of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption and product liability insurance policies) to which Seller is a party, all of which are in full force and effect.  Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Seller.  There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

(k)

Compliance with Laws and Orders.  (i) Seller has not received any notice of any violation of any federal, state, local and foreign laws, regulations, ordinances, administrative rulings and orders (collectively, “Laws” or individually, a “Law”) applicable to the conduct of the Business.  Seller has no actual knowledge of the existence or occurrence of any event or condition which might constitute a violation of any Law and which would have, either singly or in the aggregate, a material adverse effect on the Transaction or on the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospects of  the Business taken as a whole; (ii) in connection with the Business, Seller has not been charged with, or to the knowledge of Seller, threatened with or is under any investigation with respect to, any charge concerning any violation of any provision of any Law; and (iii) Seller is not in violation of or in default under, and, to the knowledge of Seller no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any court or agency of any government, that would have, either singly or in the aggregate, a material adverse effect on the Transaction or on the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospects of the Business.

(l)

Intellectual Property.

(i)

Section 5.1(l)(i) of the Disclosure Schedule lists (A) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, trademark, service mark, and domain name registration or application therefor and any and all know how of the Seller, (B) all other Intellectual Property of Seller, and (C) each Customer Deliverable of the Seller.

(ii)

Seller owns or has the right to use all Intellectual Property necessary (A) to provide the Customer Deliverables and (B) to operate the Internal Systems.  Upon execution and delivery by Seller to Buyer of the instruments of conveyance referred to in this Agreement, each item of the Seller Intellectual Property will be owned or available for use by Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  Seller has taken all reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property, and to maintain in confidence all trade secrets and Confidential Information, that it owns or uses.  No other person or entity has any rights to any of the Seller Intellectual Property owned by Seller, and, to the knowledge of Seller, no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property.

(iii)

None of the Customer Deliverables, or the marketing, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  Section 5.1(l)(iii) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by Seller alleging any such infringement, violation or misappropriation; and the Seller has provided to Buyer complete and accurate copies of all written documentation in the possession of Seller relating to any such complaint, claim, notice or threat.  Seller has provided to Buyer complete and accurate copies of all written documentation in Seller’s possession relating to claims or disputes known to Seller concerning any Seller Intellectual Property.

 (iv)

Section 5.1(l)(iv) of the Disclosure Schedule identifies each license or other agreement pursuant to which Seller or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Seller Intellectual Property.  Except as described in Section 5.1(l)(iv) of the Disclosure Schedule, Seller has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(v)

Section 5.1(l)(v) of the Disclosure Schedule identifies each item of the Seller Intellectual Property that is owned by a party other than Seller, and the license or agreement pursuant to which Seller uses it (including off-the-shelf software programs licensed by Seller pursuant to “shrink wrap” licenses).

(vi)

Section 5.1(l)(vi) of the Disclosure Schedule lists all Open Source Materials that Seller has used in any way and describes the manner in which such Open Source Materials have been used by Seller, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by Seller.  Except as set forth in the Disclosure Schedule, to the best of its knowledge, Seller has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables, (ii) distributed Open Source Materials in connection with any Customer Deliverables, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for Seller with respect to software developed or distributed by Seller or (B) grant, or purport to grant, to any third party any rights or immunities under intellectual property rights.  Without limiting the generality of the foregoing, Seller, to the best of its knowledge, has not used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

(vii)

All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of Seller within the scope of their employment by Seller or by independent contractors of Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials and the copyrights therein to Seller.  Section 5.1(1)(vii) of the Disclosure Schedule lists all such agreements. No portion of such copyrightable materials was jointly developed with any third party.

(viii)

The Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

For the purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information of Seller that is furnished in writing to Buyer by Seller in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of Buyer, (C) which Buyer knew or to which Buyer had access prior to disclosure or (D) which Buyer rightfully obtains from a source other than Seller.

For the purposes of this Agreement, “Customer Deliverables” shall mean the products and/or services that Seller (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide in the future.

For the purposes of this Agreement, “Internal Systems” shall mean the internal systems of Seller that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

For the purposes of this Agreement, “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

For the purposes of this Agreement, “Seller Intellectual Property” shall mean the Intellectual Property owned by or licensed to Seller and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

For the purposes of this Agreement, “Software” shall mean any of the software owned by Seller.

(m)

Proprietary Rights.  Seller’s business operations do not conflict with or infringe upon, and no one has asserted to Seller that such operations conflict with or infringe upon, any proprietary rights owned, possessed or used by any third party.  There are no claims, disputes, actions, proceedings, suits or appeals pending against Seller with respect to any Proprietary Rights and none is threatened against Seller.

(n)

Absence of Certain Changes.  Since August 27, 2013, there has not been:

(i)

Any material adverse change in the business operations as now conducted, assets, properties, or rights, prospects or condition, financial or otherwise, of the Business;

(ii)

Any material increase in amounts payable by Seller to, or for the benefit of, or committed to be paid by Seller to, or for the benefit of, any consultant, agent or employee, in any capacity, of the Business or in any benefits granted under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan, payment or arrangement made to, for the benefit of, or with any such consultant, agent or employee in any capacity.;

(iii)

Any material transaction entered into or carried out by Seller other than in the ordinary course of business;

(iv)

Any material change made by Seller in the methods of doing business in connection with the Business or any material change in the accounting principles or practices of Seller or method of application of such principles or practices in connection with the Business;

(v)

Any pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on, or with respect to, the Assets which will not be discharged prior to or simultaneously with the Closing;

(vi)

Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of, any of the Assets, other than in the usual and ordinary course of business;

(vii)

Any loan or advance made by Seller in connection with the Business to any individual, firm, corporation or other entity other than in the ordinary course of business;

(viii)

Any modification, waiver, change, amendment, release or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any contract, agreement, license or other instrument with respect to the Business and to which either Seller is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

(ix)

Any labor disputes or disturbances materially affecting in an adverse fashion the business or financial condition of the Business.

(o)

Brokers and Finders.  No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the Transaction, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement, based upon any agreement, arrangement or understanding with Seller or any action taken by Seller.

(p)

Contracts.  Section 5.1(p) of the Disclosure Schedule sets forth a true and complete list and description (identifying in each case the name of the document, the date and the parties thereto and the date of any amendment, supplement or other modification thereof), of each partially or totally executory contract, agreement, commitment, option or understanding of the following types, to which Seller is a party or by which Seller or any of its respective properties or assets are bound (collectively, the “Contracts”):

(i)

all loan agreements, trust agreements, indentures, mortgages, bonding agreements, promissory notes and other agreements, commitments or instruments creating or evidencing obligations for borrowed money or for other indebtedness, other than trade debts payable in the ordinary course of business consistent with past practice, or for indebtedness guaranteed; and

(ii)

all employment, consulting, independent contractor, management, advisory, non-competition and other similar agreements, arrangements, commitments or understandings; and

(iii)

all partnership or joint venture agreements of any kind; and

(iv)

all termination, severance and other personnel policies; and

(v)

all contracts or commitments with brokers, sales representatives, agents, customers and other persons, firms, corporations or other entities engaged in the sale and distribution Seller’s data and other goods and services relating to the Business; and

(vi)

each other contract or commitment which is material to the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospects of the Business.

No third party has raised any material claim, dispute or controversy with respect to any Contract of Seller that has not been resolved nor has Seller received notice or warning of alleged material non-performance, material claim, dispute or controversy with respect to material obligations under any such Contract, nor are there any facts which Seller has actual knowledge of which indicate that any such Contract may be totally or partially terminated or suspended by any party thereto, which termination or suspension, individually or in the aggregate, would be material to the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospects of the Business.  Each of the Contracts are valid and in full force and effect and has been entered into in the ordinary course of business, consistent with past practice.

(q)

No Default.  Seller has in all material respects performed, or is now performing its obligations under, and is not in material default (and would not by lapse of time or the giving of notice or both be in material default) under, or in material breach or violation of, nor has Seller received notice of any asserted claim of material default by Seller under, or a material breach or violation by Seller of, any note, debt instrument, security agreement, option to purchase, lease, deed of trust or mortgage, or any other Contract (as defined above) binding upon Seller or its assets or properties, which failure of performance or default, individually or in the aggregate, would be material to the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospect of the Business.  To Seller’s knowledge, no party with which Seller has a Contract that is of material importance to the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospects of the Business is in material default thereunder (or would by the lapse of time or the giving of notice or both be in material default) or has breached or indicated in writing any intention to breach any material terms or provisions thereof.

(r)

Compliance with Laws.  (i) Seller has, in all material respects, complied with all federal, state, local and foreign laws, regulations, ordinances, administrative rulings and orders (collectively, “Laws”) applicable to the conduct of the Business, except where the failure to so comply would not have, either singly or in the aggregate, a material adverse effect on the Transaction or on the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospects of the Business taken as a whole, (ii) in connection with the Business, Seller has not been charged with, or to the best knowledge of Seller, threatened with or is under any investigation with respect to, any charge concerning any violation of any provision of any Law, and (iii) Seller is not in violation of or in default under, and, to the best knowledge of Seller, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any court or agency of any government, that would have, either singly or in the aggregate, a material adverse effect on the Transaction or on the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, properties, reserves or prospects of the Business.

(s)

No Licenses, Permits or Authorizations.  Except as set forth on Section 5.1(s) of the Disclosure there are no licenses, permits or authorizations that are required in the operation of the Business as conducted by Seller.

(t)

Employee Benefits, Plans and Agreements.

(i)

Section 5.1(t)(i) of the Disclosure Schedule sets forth a list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, and other compensation arrangements, maintained or contributed to by Seller for the benefit of employees (or former employees) of the

Business.  Both of these types of plans shall be collectively referred to as “Benefit Plans” or individually referred to as a “Benefit Plan.”

(ii)

All amounts properly accrued to date as liabilities of Seller under or with respect to each Benefit Plan for the current fiscal year of such plan have been recorded on the books of Seller and shall be paid by Seller.  To Seller’s knowledge, in the case of each Benefit Plan that is subject to Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), there is no accumulated funding deficiency (within the meaning of Section 4971 of the Code), whether or not such deficiency has been waived.  Neither Seller nor, to Seller’s knowledge, any Benefit Plan fiduciary has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or in any “prohibited transaction” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Sections 4975(c)(20) or 4975(d) of the Code.  There are no investigations, proceedings, or lawsuits, either currently in progress or, to Seller’s knowledge, expected to be instituted in the future, against any Benefit Plan, by any administrative agency, whether local, state, or federal, nor, to Seller’s knowledge, is there any reasonable basis for any such action.  There are no lawsuits or other claims, pending or, to Seller’s knowledge, threatened (other than routine claims for benefits under the plan) against any Benefit Plan or Seller, nor, to Seller’s knowledge, is there any reasonable basis for any such claim.  Seller has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or change any existing Benefit Plan.  The benefits under all Benefit Plans are as represented, and have not been, and will not be increased subsequent to the Effective Date.

(u)

Employees.

(i)

Section 5.1(u)(i) of the Disclosure Schedule sets forth the name, job title, duration of employment, vacation/sick/personal time entitlement, employee benefit entitlement and rate of remuneration (including bonus and commission entitlement) of each employee or contractor of the Business.  Section 5.1(u)(i) of the Disclosure Schedule also sets forth the names of any employee of the Business who is now on disability, maternity or other authorized leave or who are receiving workers’ compensation or short term or long term disability benefits.

(ii)

Seller has no liability of any kind to any employee, except for remuneration and benefits payable to such employee in the ordinary course of the Business.  Seller has never been sued or, to the best of Seller’s knowledge, threatened with suit on grounds of human rights violations of any kind, including, but not limited to, discrimination on the basis of age, sex or sexual harassment, with respect to any employee, and to Seller’s knowledge there exists no basis for any such claim.  All obligations of Seller applicable to employees with respect to unemployment insurance workers’ compensation, employer health tax, or social security benefits, and any tax withholding obligations with respect to employment of said employees through the Closing Date have been (or will be) paid or adequate accruals therefor have been made on Seller’s books and records.

(iii)

Seller shall pay or provide for all compensation and benefits due to each of its employees for services rendered prior to Closing, including but not limited to all salary and bonuses, all vacation and accrued time off and all benefits.

(iv)

Except as otherwise disclosed in this Agreement or the Schedules, Seller is not a party to any written or oral employment, service or consulting agreement relating to any one or more persons working in the Business.

(v)

Legal Compliance.  Seller is currently conducting, and has at all times prior to Closing conducted, the Business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Seller or the Business.  Seller has not received any notice or communication from any governmental entity alleging noncompliance with any applicable law, rule or regulation.

(w)

Disclosure.  No representation or warranty by Seller

contained in this Agreement, and no statement contained in the Schedules or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  Seller has disclosed to Buyer all material information relating to the Business of Seller or the transactions contemplated by this Agreement.

(x)

Solvency.  Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its debts as they become due, (ii) the property of Seller does not and will not constitute unreasonably small assets, and Seller will not have unreasonably small assets and will not have insufficient assets with which to conduct its present or proposed business, and (iii) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms.  As used in this Paragraph 5(x) “insolvent” means that the sum of the present fair saleable value of Seller’s assets does not equal or exceed Seller’s debts and other probable liabilities, and (ii) the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

(y)

Accredited Investor.  Seller and each of Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(z)

Investment Intent. The Shares are being acquired for the Seller’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of the Shares.

(aa)

Restrictions on Transfer. Seller understands that the Shares are “restricted securities” as such term is defined in Rule 144 under the Securities Act and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under any state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom, such as Rule 144 which requires a minimum holding period of six (6) months. In any case where such an exemption is relied upon by Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Seller shall furnish the Company with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to the Company. Seller acknowledges that it is able to bear the economic risks of an investment in the Securities for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

(bb)

Investment Experience. Seller and each Member has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Securities, and Seller and each Member has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon the Company for legal or tax advice related to this investment. In making its decision to acquire the Shares, neither Seller nor any Member has relied upon any information other than information provided to Seller by the Company or its representatives and contained herein.

(cc)

Access to Information. Seller acknowledges that it has had access to and has reviewed all documents and records relating to the Company, including, but not limited to, the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 attached hereto as Exhibit A, any Annual Report on SEC Form 10-K, Quarterly Report on SEC Form 10-Q, or Current Report on SEC Form 8-K filed with the SEC after August 27, 2013 and before the date this Agreement is executed (as such documents have been amended since the date of their filing, collectively, the “Company SEC Documents”), that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Shares; that it has had the opportunity to ask representatives of the Company certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Company and has had any and all such questions and requests answered to its satisfaction; and that it understands the risks and other considerations relating to such investment. Seller understands any statement contained in the Company SEC Documents shall be deemed to be modified or superseded for the purposes of this Agreement to the extent that a statement contained herein or in any other document subsequently filed with the SEC modifies or supersedes such statement.

(dd)

Reliance on Representations. Seller understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Shares. Seller represents and warrants to the Company that any information that Seller has heretofore furnished or furnishes herewith to the Company is complete and accurate, and further represents and warrants that it will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to the Company’s issuance of the Shares. Within five (5) days after receipt of a request from the Company, Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which the Company is subject.

(ee)

Legends. The certificates and agreements evidencing the Shares shall have endorsed thereon the following legend (and appropriate notations thereof will be made in the Company’s stock transfer books), and stop transfer instructions reflecting these restrictions on transfer will be placed with the transfer agent of the Shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, TRANSFERRED OR DISPOSED OF WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, THE RULES AND REGULATIONS THEREUNDER OR OTHER APPLICABLE SECURITIES LAWS.

(y)

Representations and Warranties on the Closing Date.  The representations and warranties contained in this Paragraph 5 shall be true and correct on the Closing Date and shall survive the Closing for a period of two (2) years.

6.

Covenants of Seller.

(a)

Conduct of Business Prior to Closing.  Seller agrees that on or after the Effective Date and prior to the Closing Date, and except as otherwise consented to or approved by Buyer in writing:

(i)

the business, operations, activities and practices of Seller in connection with the Business shall be conducted only in the ordinary course of business and consistent with past practices;

(ii)

Seller shall not create any accounts receivable in connection with the Business other than in the ordinary course of business;

(iii)

Seller shall not, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Seller in connection with the Business), or enter into negotiations or discussions concerning any sale of the Assets to be sold under this Agreement;

(iv)

Seller shall not (A) incur or become subject to, or agree to incur or become subject to, in connection with the Business any obligation or liability (absolute or contingent) except liabilities and obligations incurred in the ordinary course of business; (B) mortgage, pledge or subject to lien, charge or any other encumbrance, any of the Assets, or agree to do so, except in the ordinary course of business; (C) sell or transfer or agree to sell or transfer any of the Assets, or cancel or agree to cancel any debt or claim, except in each case, in the ordinary course of business; (D) consent or agree to a waiver of any right which will have a materially adverse effect on the Business; (E) enter into any transaction which will have a materially adverse effect on the Business; (F) increase the rate of compensation to any of the employees or agents of the Business; (G) terminate any material contract, agreement, license or other instrument in connection with the Business to which it is a party; (H) through negotiation or otherwise, make any commitment or incur any liability or obligation for or on behalf of the Business to any labor organization, except in the ordinary course of business consistent with past practice; (I) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, director, stockholder, employee or agent, except in the ordinary course of business; (J) terminate any employee of the Business or, directly or indirectly, pay or make a commitment to pay any severance or termination pay to any employee or agent of the Business except in the ordinary practice (or except for termination for cause); (K) offer or extend more favorable prices, discounts or allowances to customers of the Business than were offered or extended regularly on or prior to August 1, 2013, other than in the ordinary course of business or as reasonably required by competitive conditions; or (L) make capital expenditures or commitments in connection with the Business in excess of Five Thousand Dollars ($5,000).

(v)

Seller will use commercially reasonable efforts to preserve the business organization of the Business, to keep available to the Business the present service of its employees; and to preserve for the Business the goodwill of suppliers, customers and others with whom Seller does business; and

(vi)

Seller will not take, agree to take or knowingly permit to be taken any action, or do or permit to be done anything in the conduct of the Business, which would be contrary to, or in breach of, any of the terms or provisions of this Agreement or which would cause any of the representations or warranties of Seller contained in this Agreement to be or become untrue in any material respect.

(b)

Assignment of License Agreement. Seller shall transfer and assign to Buyer a;; of Seller’s rights, obligations and interests under that certain license agreement dated as of May 4, 2012 between Seller and Marshmallow Fun Company, LLC pursuant to the Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit C.

7.

Post-Closing Covenants.  At Buyer’s request, Seller shall furnish reasonable technical assistance and advice for the preparation and execution of any patent application(s) for a period of six (6) months following Closing.

8.

Closing.

(a)

Time of Closing.  The closing of the Transaction (the “Closing” or the “Closing Date”, as applicable) shall take place on and as of September 3, 2013 or on such other date as the Parties may mutually agree, at such location and by such means as the Parties shall mutually determine.

(b)

Deliveries at the Closing by Seller.  At the Closing, Seller shall deliver to Buyer, all duly and properly executed, the following:

(i)

A good and sufficient Bill of Sale (the “Bill of Sale”), which shall be in form and substance reasonably satisfactory to Buyer, conveying, selling, transferring and assigning to Buyer title to all of the Assets, free and clear of any Encumbrances in accordance with this Agreement;

(ii)

An Assignment of Contracts (the “Assignment of Contracts”), if necessary, assigning to Buyer all of Seller’s right, title and interest in and to the Contracts;

(iii)

A certified true copy of Seller’s corporate resolution authorizing Seller’s consummation of the Transaction, Seller’s execution and delivery of this Agreement and Seller’s Closing Documents and naming the proper signatories on behalf of Seller;

(iv)

An incumbency certificate of Seller’s officers, certifying to the authority of Seller’s President in the execution and delivery of this Agreement and such other documents in connection with this Agreement in the name of and on behalf of Seller;

(v)

Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate to effect the transfer of the Assets by Seller to Buyer in order to transfer good title to the Assets;

(vi)

A sales tax exemption certificate, if required by applicable law;

(vii)

Evidence reasonably satisfactory to Buyer of Seller’s Insurance Coverage; and

(c)

Deliveries at the Closing by Buyer.  At or prior to Closing, Buyer shall deliver to Seller, all duly and properly executed, if applicable, the following:

(i)

A certificate representing the shares of common stock of Buyer in an amount equal to the Purchase Price;

(ii)

A certified true copy of Buyer’s corporate resolution authorizing Buyer’s consummation of the Transaction, Buyer’s execution and delivery of this Agreement and Buyer’s Closing Documents and naming the proper signatories on behalf of Buyer;

(iii)

An incumbency certificate of Buyer’s officers, certifying to the authority of Buyer’s President in the execution and delivery of this Agreement and such other documents in connection with this Agreement in the name of and on behalf of Buyer;

(iv)

Any additional documents that Seller’s counsel may reasonably request to complete the Transaction.

9.

Conditions Precedent to Closing by Buyer.  In addition to any other conditions set forth in this Agreement, and not in limitation or derogation thereof, the obligations of Buyer under this Agreement are subject to and contingent upon the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived by Buyer:

(a)

Representations and Warranties.  The representations and warranties of Seller contained in this Agreement, Seller’s Closing Documents and any other document or agreement executed by the Parties at the Closing shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue at the Closing to have been true as of the specified date.

(b)

Satisfaction of Obligations; Delivery of Closing Documents.  Seller’s obligations required by the terms of this Agreement shall have been, or shall be, materially performed and Seller shall make, execute, acknowledge and deliver to Buyer the Closing Documents to which Seller is a party.

(c)

No Adverse Change.  There shall have been no material adverse change in the financial or business condition of the Business or in the condition of the Assets between the Effective Date and the Closing Date.

(d)

No Adverse Proceeding.  There shall be no pending claim, action, litigation or proceeding, judicial or administrative, or governmental investigation of Seller or the Assets for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

(e)

Bulk Sale Compliance.  Buyer’s obligations under this Agreement are conditioned and contingent upon Buyer submitting, with Seller’s cooperation, a Bulk Sale Notice with the State of Texas.

10.

Conditions Precedent to Closing by Seller.  In addition to any other conditions set forth in this Agreement, and not in limitation or derogation thereof, the obligations of Seller are subject to and contingent upon the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived by Seller:

(a)

Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement, Buyer’s Closing Documents and any other agreement executed by the Parties at the Closing shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue at the Closing to have been true as of the specified date.

(b)

Satisfaction of Obligations.  Buyer’s obligations required by the terms of this Agreement, Buyer’s Closing Documents or any other agreement to be executed by the Parties at or prior to the Closing Date shall have been, or shall be, fully performed.

(c)

Delivery of the Closing Documents.  At the Closing, Buyer shall make, execute, acknowledge and deliver to Seller the Closing Documents to which Buyer is a party.

11.

Post-Closing Restrictions.  In consideration of Buyer’s performance of its obligations hereunder, Seller and each Member hereby agree that from and after the Closing Date and continuously thereafter:

(a)

All Parties shall keep strictly confidential and not disclose to anyone any confidential or proprietary information whatsoever relating to any other Party including, without limitation, information contained on any Party’s financial statements or tax returns, compensation and benefits paid or provided to its staff, its contractual arrangements of any kind whatsoever, its methods of billing and collections, etc; and

(b)

Seller nor any Member shall not, without the written consent of Buyer, hire, retain or otherwise engage the services of any person who is then or who has within twelve (12) months prior to the Closing been hired, retained or otherwise engaged to provide services to or on behalf of Seller in connection with the usual and customary conduct of Seller’s Business, other than professional advisors, attorneys or accountants.

(c)

For a period of three (3) years after the Closing Seller nor any Member  shall not undertake to own, operate or invest, in any aspect whatsoever, in a mobile technology business, which is substantially similar to the Seller’s Business; and

(d)

Seller nor any Member shall not engage in any of the following activities with respect to the Business or from any individual or business entity who is then or who has within two (2) years prior to the Closing Date purchased products or services from Seller (each such individual and business entity being hereafter referred to as a “Customer”):

(i)

Seller shall not solicit or accept any business from any Customer; and

(ii)

Seller shall not provide products, services or advice of any kind to any Customer;

(f)

Actions prohibited under this Paragraph 11 shall not be undertaken by Seller either directly or indirectly, whether Seller is acting alone or as an officer, director, employee, shareholder, partner or fiduciary.

(g)

If Seller commits a breach, or threatens to commit a breach, of any one or more applicable provisions of this Paragraph 11, Buyer shall have all of the following rights and remedies; in addition to and not in lieu of any other remedies available at law or in equity:

(i)

Without posting bond or other security, unless required by order of court, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide adequate remedy for Buyer; and

(ii)

The right and remedy to require Seller to account for and pay over to Buyer all compensation, profits, monies, accruals, or other benefits (collectively, the “Benefits”) derived or received as the result of any transactions constituting a breach of any of the provisions of Paragraph 11; and the right to offset such Benefits against any amounts otherwise payable to Seller.

(h)

Each of the rights and remedies enumerated in this Paragraph 11 shall be independent of the other, and shall be severally enforceable.  If any of the applicable covenants contained in this Paragraph 11, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions.

(i)

In the event of any breach of one or more of the provisions of this Paragraph 11, the terms for which each provision of this Paragraph 11 is in effect shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation shall have finally been terminated.

(j)

In the event that any action, suit or other proceeding is brought to obtain a restraining order or to seek damages referred to in this Paragraph 11, or to seek any other relief on Buyer’s behalf, and if Seller is affirmatively found to have materially violated any covenant contained in this Paragraph 11, Buyer shall be entitled upon demand to reimbursement from Seller for all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with Buyer’s enforcement action.

12.

Risk of Loss.  Until the time of the delivery and acceptance of the Bill of Sale for the purchase and sale of the Assets, the risk of loss or damage to any of the Assets, by fire or other casualty, shall be borne by Seller.

13.

Indemnification.

(a)

Except as otherwise set forth in this Agreement, Seller and each Member, jointly and severally, shall indemnify, defend and hold Buyer and Buyer’s stockholders, officers, employees, agents and affiliates, successors and assigns harmless with respect to any action, claims, losses, damages, liabilities or obligations, including reasonable attorneys’ fees, (i) arising with respect to, in connection with or as a result of the operations of Seller and the Business and the provision of services by Seller prior to the Closing Date; and/or (ii) based upon a breach of any representation or warranty of Seller and/or any Member set forth in this Agreement or Seller’s Closing Documents; and/or (iii) as a result of Seller’s or any Member’s failure to perform its obligations under this Agreement or under any of Seller’s Closing Documents.

(b)

Except as otherwise set forth in this Agreement, Buyer shall indemnify, defend and hold Seller and their respective employees, agents, affiliates, successors and assigns harmless with respect to any claims, losses, damages, liabilities or obligations, including reasonable attorneys’ fees, (i) arising with respect to the use, sale, or operations of the Assets or Buyer’s business on or after the Closing Date; or (ii) based upon a breach of any representation or warranty of Buyer set forth in this Agreement or any of Buyer’s Closing Documents; or (iii) as a result of Buyer’s failure to perform its obligations under this Agreement or under any of Buyer’s Closing Documents.

(c)

The indemnified party shall notify the indemnifying party in writing promptly following its learning of any claim or potential claim, and the indemnified party shall cooperate with the indemnifying party in resolving any claim.  The indemnifying party shall have the right to control the defense of any claim with counsel reasonably satisfactory to the indemnified party at the sole expense of the indemnifying party; provided, however, that if a conflict of interest shall exist in the representation of both parties, the indemnified party shall be entitled to its own counsel at the expense of the indemnifying party subject to the foregoing limitations on indemnity.  In no event shall the indemnified party settle any claim without the consent of the indemnifying party unless the settlement shall fully release the indemnifying party of any liability at no cost or expense to the indemnifying party.

(d)

The provisions of this Paragraph 13 shall survive the Closing and shall terminate two (2) years after the Closing.

14.

Assignment.  This Agreement may not be assigned by Seller or Buyer without the prior written consent of the Parties; provided, however, that Buyer shall have the absolute right, acting in its sole discretion, to assign its rights and obligations under this Agreement to a third party entity (the “Assignee”) if Buyer and the Assignee are, jointly and severally, liable for Buyer’s obligations under this Agreement.

15.

Miscellaneous.

(a)

Acts to Effectuate Agreement.  The Parties hereby covenant and agree to make, execute, acknowledge and deliver such instruments, documents and agreements and to do and perform such other lawful acts, matters and things as may, from time to time, be required to effectuate the intent and purposes of this Agreement or the consummation of the Transaction.

(b)

Choice of Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflict of laws.  Any action arising out of or related to this Agreement shall be exclusively venued in the federal or State courts located in Dallas, Texas and the Parties hereby consent to the personal jurisdiction of such courts and waive any objection based on forum non conveniens and any objection to jurisdiction or venue of any action instituted under, and in accordance with the terms of, this Agreement.

(c)

Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO IRREVOCABLY AND UNCONDITIONALLY WAIVE, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15(c).

(d)

Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns.

(e)

Amendments.  This Agreement may not be modified, altered, amended, changed, waived or terminated, except pursuant to a writing signed by the Parties.

(f)

Notices.  Any and all notices and other correspondence required or permitted to be given hereunder shall be in writing and shall either be personally delivered or delivered by nationally-recognized overnight delivery or sent by United States certified or registered mail, return receipt requested, with full postage prepaid, and if so mailed as aforesaid, shall be deemed effectively given and received two (2) business days after mailing.  For purposes hereof, the addresses of the Parties are as follows:

As to Seller:

Picture Assassin, LLC, Seller

2544 Elm Street

Dallas, Texas 75226

Attention: Johnny dela Valdene

As to Buyer:

Blue Calypso, Inc.

19111 North Dallas Parkway, Suite 200

Dallas, Texas 75287

Attention:

with a copy to:

Fox Rothschild LLP

997 Lenox Drive, Bldg. 3

Lawrenceville, NJ 08648

Attention:  Sean F. Reid, Esq.

Failure to send copies of any notice to the aforesaid attorneys shall not be deemed a failure to give proper notice under this Agreement.

(g)

Entire Agreement.  This writing contains the entire agreement of the Parties and no agreements, promises, covenants, representations, warranties or indemnities have been made or relied upon by any of them except as the same may be expressly contained in this Agreement.

(h)

No Waiver.  The failure by any Party to object to or take affirmative action with respect to any conduct of the other Party which is in violation of this Agreement shall not constitute, nor be construed as, a waiver thereof or of any future breach or subsequent wrongful conduct.

(i)

Captions.  All paragraph headings used in this Agreement are included for convenience of reference purposes only and shall be accorded no consideration in the interpretation of the provisions, terms and conditions hereof.

(j)

Counterparts; Facsimile Execution.  This Agreement may be executed by facsimile and/or in any number of counterparts, each of which facsimile signature shall be deemed an original signature and each of which counterpart, when taken together, shall constitute one and the same agreement.

(k)

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(l)

Expenses.  Except as expressly set forth herein, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m)

Construction.

(i)

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(ii)

Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(iii)

Any reference herein to “including” shall be interpreted as “including without limitation”.

(iv)

Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

ATTEST:

                        PICTURE ASSASSIN, LLC, Seller

____________________________

     By: /s/ Jean dela Valdene Pres/CEO

Jean dela Valdene President/CEO

  MEMBERS

/s/ Jeff Phipps

Jeff Phipps

/s/ Guy dela Valdene

Guy dela Valdene

/s/ Jean dela Valdene

Jean dela Valdene

/s/ Ed Coppola

Ed Coppola

ATTEST:

BLUE CALYPSO, INC., Buyer

____________________________

      By: /s/ William Ogle

Bill Ogle/CEO

DISCLOSURE SCHEDULES

These Schedules have been prepared and delivered in accordance with the Asset Purchase Agreement dated September 12, 2013 (the “Purchase Agreement”) between Picture Assassin, LLC, the Members and Blue Calypso, Inc..  Terms defined in the Purchase Agreement and not otherwise defined in the Schedules shall have the meanings as defined in the Purchase Agreement.  The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or affect the interpretation of the Purchase Agreement or the information contained in any Schedule.

Certain information set forth in the Schedules has been included for informational purposes only and may not be required to be disclosed pursuant to the Purchase Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and shall not establish or imply, or be relevant to any determination of, a standard of materiality.

Matters disclosed by Seller to Buyer pursuant to any section or subsection of the Disclosure Schedule shall qualify other sections or subsections of the Disclosure Schedule only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections of the Disclosure Schedule.  The numbering and references in the Disclosure Schedule that correspond to sections of this Agreement are for convenience only and do not in any way limit, and shall not be regarded as limiting, the disclosure concerning such numbered or referenced sections.  Capitalized terms used in the Disclosure Schedule, but not otherwise defined therein, shall have the respective meanings assigned to such terms in this Agreement.

LIST OF SCHEDULES AND EXHIBITS

Schedule 5.1(a)

Schedule 5.1(b)

Schedule 5.1(c)

Schedule 5.1(d)

Schedule 5.1(e)

Schedule 5.1(f)

Schedule 5.1(g)

Schedule 5.1(h)

Schedule 5.1(i)

Schedule 5.1(j)

Schedule 5.1(k)

Schedule 5.1(l)

Schedule 5.1(m)

Schedule 5.1(n)

Schedule 5.1(o)

Schedule 5.1(p)

Schedule 5.1(q)

Schedule 5.1(r)

Schedule 5.1(s)

Schedule 5.1(t)

Schedule 5.1(u)

Schedule 5.1(v)

Schedule 5.1(w)

Schedule 5.1(x)

Schedule 5.1(y)

Schedule 5.1(z)

Schedule 5.1(aa)

Schedule 5.1(bb)

Schedule 5.1(cc)

Schedule 5.1(dd)

Schedule 5.1(ee)

EXHIBIT A

ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012

EXHIBIT B

Picture Assassin Products

Massassin

Celebrity Assassin

White Ops

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF LICENSE AGREEMENT